Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
ING Equity Trust:

We consent to the use of our reports dated July 27, 2006, incorporated herein by reference, on the financial statements of ING MidCap Value Fund, ING SmallCap Value Fund, and ING Value Choice Fund (formerly ING MidCap Value Choice Fund), each a series of ING Equity Trust, and to the references to our firm under the caption “Financial Highlights” in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts
January 26, 2007